Exhibit 10.6

AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 3 to Asset Purchase Agreement and Plan of Reorganization (this “Amendment”), is made and entered into as of April 7, 2022, and amends that certain Asset Purchase Agreement and Plan of Reorganization, dated June 30, 2018 (the “Original Agreement”), by and among Biodesix, Inc. (the “Company”); Integrated Diagnostics, Inc. (“Seller”); and IND Funding LLC (“Stockholder”), as amended by that certain Amendment No. 1 to Asset Purchase Agreement and Plan of Reorganization dated as of July 29, 2021 and that certain Amendment No. 2 to Asset Purchase Agreement and Plan of Reorganization dated as of August 9, 2021 (as amended, the “Agreement”). Capitalized terms used but not defined in this Amendment have the meanings specified for such capitalized terms in the Agreement.

WHEREAS, pursuant to Section 8.11 of the Agreement, the Agreement may be amended, modified, altered or supplemented by means of a written instrument duly executed and delivered on behalf of the Company, Seller and Stockholder; and

WHEREAS, the Company, Seller and Stockholder desire to amend the Amendment as set forth below pursuant to its terms.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Amendment of Section 1.9. Subject to Section 7 of this Amendment, Section 1.9 of the Agreement is hereby amended and restated in its entirety as follows:

“Milestone Payment

(a)
General. Subject to the terms and conditions of this Section 1.9, Purchaser shall pay Seller an aggregate amount equal to $43,074,872.57 (the “Milestone Payment”) in twelve total installments (each, an “Installment Payment”) in the amounts and on the schedule set forth in the following sentence, plus any applicable interest as described below. The first Installment Payment, in the amount of $4,625,000, shall be payable on January 3, 2022, the next five Installment Payments, in the amounts of $2,000,000 each, shall be payable on the first business day of each of the next five calendar quarters, beginning on April 1, 2022, the next three Installment Payments, in the amounts of $3,000,000 each, shall be payable on the first day of each of the next three calendar quarters, beginning on July 1, 2023, the next Installment Payment, in the amount of $5,000,000, shall be payable on April 1, 2024, the next Installment Payment, in the amount of $8,374,872.57 shall be payable on July 1, 2024 and the last Installment Payment, in the amount of $6,075,000 shall be payable on October 1, 2024. The date of each such Installment Payment shall be referred to as a “Redemption Date.” To the extent the first day of a calendar quarter is on a weekend, such Installment Payment will be payable in full on the next immediate business day. Notwithstanding the foregoing payment schedule, Purchaser may elect to pay the remainder of the Milestone Payment in full at any time.

(c)
Interest. From and after the date any Installment Payment is due and payable until the date the Applicable Amount with respect to such Installment Payment is paid in full, interest shall accrue on amount equal to (i) such Applicable Amount with respect to such Installment Payment minus (ii) the aggregate amount of such Installment Payment paid on such due date plus any additional amounts paid in respect of such Applicable Amount, which interest shall accrue at a per annum rate equal to 10%, with such interest to be payable quarterly on the following Redemption Date; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that Purchaser shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law. For the avoidance of doubt, there is no prepayment penalty (and no interest shall be due) if any Installment Payments are paid prior to a required Redemption Date. For purposes of this Agreement, “Applicable Amount” means (a) from January 1, 2022 through March 31, 2022, $4,625,000, (b) from April 1, 2022 through June 30, 2022, $9,250,000, (c) from July 1, 2022 through September 30, 2022, $13,875,000, (d) from October 1, 2022 through December 31, 2022, $18,500,000, (e) from January 1, 2023 through March 31, 2023, $23,125,000, (f) from April 1, 2023 through June 30, 2023, $27,750,000, and beginning on July 1, 2023 and at all times thereafter, $36,999,872.57; provided, however, that notwithstanding anything to the contrary in this Section 1.9, no interest shall apply to or be paid on the last Installment Payment.

(d)
Nature of Milestone Payment. Subject to the terms of Amendment 3 to the Agreement, the Milestone Payment set forth in this Section 1.9 shall be a general, unsecured obligation of Purchaser and is intended to represent consideration payable by Purchaser to Seller for the sale by Seller to Purchaser of (i) Seller’s right to receive Milestone Shares (as defined in the Original Agreement) under Section 1.3(b) of the Original Agreement and (ii) Seller’s Put Option (as defined in the Original Agreement) under Section 1.9 of the Original Agreement.

2.
Strategic Evaluation. If the Company determines there is substantial doubt of going concern in accordance with U.S. GAAP beginning with the Form 10-K filed with the SEC for the twelve month period ended December 31, 2022 and until such time as the Milestone Payment has been fully repaid, then the Company’s board of directors, directly or through a delegated committee of the board, shall engage and confer with an investment banker with experience in the life sciences sector as determined by the board of directors or such committee of the board with respect to the Company’s potential strategic options and alternatives.

3.
Reference to and Effect on the Agreement. On or after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “herein” or words of like import in the Agreement shall mean and be a reference to the Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed a reference to the Agreement as amended hereby.

4.
No Other Amendments. Except as set forth herein, the Agreement shall remain in full force and effect in accordance with their terms.

5.
Counterparts; Electronic or Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware applicable to Contracts executed in and to be performed entirely within such State.

7.
Conditions to Effectiveness. The provisions of Section 1 above shall be effective solely upon (a) the effectiveness and funding by July 1, 2022 under the definitive documentation evidencing the financing facility from Streeterville Capital LLC (“Streeterville”) to the Purchaser on substantially the terms set forth in that certain Term Sheet between the Company and Streeterville dated as of April 5, 2022, a copy of which has been provided to the Seller (such financing, the “Streeterville Financing” and such term sheet, the “Streeterville Term Sheet”) with a principal amount of no less than $15,750,000, (b) the funding of at least $9 million in equity proceeds subject to no redemption, escrow, or similar feature on or prior to April 8, 2022, (c) the consent of Silicon Valley Bank or its affiliates, as applicable, to this Amendment, (d) entry into any documentation reasonably requested by Seller of Purchaser or Streeterville in connection with the transactions discussed under the Streeterville Term Sheet, and (e) the reimbursement by the Company of Seller’s reasonable expenses (including fees of counsel) incurred in connection with this Amendment in an amount not to exceed $25,000. This Section 7 is a condition to effectiveness to Section 1 of this Amendment and, for the avoidance of doubt, failure of all such conditions under this Section 7 to occur by the date so indicated, shall mean that Section 1 of this Amendment is not in full force and effect; provided, however, that from the date of this Amendment until the earlier of (1) the effectiveness of this Amendment pursuant to this Section 7 or (2) the failure of any condition to effectiveness set forth in this Section 7 such that such condition could not be satisfied prior to July 1, 2022 (or, in the case of the condition set forth in clause (b), April 8, 2022), the Company shall not be required to make any Installment Payments under Section 1.9(a) of the Agreement and no interest shall accrue on any such unpaid Installment Payments.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment to be duly executed and delivered as of the day and year first written above.

BIODESIX, INC.
By:	/s/ RYAN SIUREK
Name:	Ryan Siurek
Title:	Chief Accounting Officer

IND Funding LLC
By:	/s/ STEPHEN J. DENELSKY
Name:	Stephen J. Denelsky
Title:	Managing Partner

Integrated Diagnostics, Inc.
By:	/s/ STEPHEN J. DENELSKY
Name:	Stephen J. Denelsky
Title:	Managing Partner

Signature Page to

Amendment No. 3 to Asset Purchase Agreement and Plan of Reorganization